UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

BANK BUILDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Rule 14A

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 14D-9

(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

PURSUANT TO SECTION 14(d)(4) OF THE

SECURITIES EXCHANGE ACT OF 1934

BANK BUILDING CORPORATION

(Name of Subject Company)

BANK BUILDING CORPORATION

(Name of Person Filing Statement)

Common Stock, No Par Value

(Title of Class of Securities)

06082P 10 2

(CUSIP Number of Class of Securities)

Worth Harris Carter, Jr.

Chairman of the Board and President

Bank Building Corporation

1300 Kings Mountain Road

Martinsville, Virginia 24112

(276) 656-1776

(Name, Address and Telephone Number of Person Authorized to Receive

Notice and communications on Behalf of the Person Filing Statement)

With a Copy to:

John L. Gregory, III, Esq.

Young, Haskins, Mann, Gregory, McGarry & Wall, P.C.

400 Starling Avenue

P.O. Box 72

Martinsville, Virginia 24114-0072

(276) 638-2367

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

INTRODUCTION

This recommendation to reject the tender offer on Schedule 14D-9 (together with any exhibits hereto, the “Schedule 14D-9”) relates to a tender offer by MacKenzie Patterson Fuller, LP, MPF-NY 2007, LLC, MPF Badger Acquisition Co. LLC, MPF Flagship Fund 11, LLC, MPF DeWaay Fund 4, LLC, MPF Senior Note Program II, LP and MPF Special Fund 8, LLC (collectively, the “Offerors”) to purchase up to 67,649 shares of the outstanding common stock, no par value per share (the “Shares”), of Bank Building Corporation, a Virginia corporation (“Bank Building”), at a price of $15.00 per Share, subject to adjustment (the “Offer Price”). The tender offer expires on February 28, 2008 or such other date to which it is extended. The value of the consideration offered, together with all of the terms and conditions applicable to the tender offer, is referred to in this Schedule 14D-9 as the “Offer.” AS DISCUSSED BELOW, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BANK BUILDING’S STOCKHOLDERS REJECT THE OFFER AND NOT TENDER SHARES FOR PURCHASE PURSUANT TO THE OFFER. THE EXECUTIVE OFFICERS AND DIRECTORS OF BANK BUILDING DO NOT INTEND TO TENDER THEIR SHARES IN THE OFFER.

Item 1.	Subject Company Information

(a)	Name and Address.

Bank Building’s name and the address and telephone number of its principal executive office are as follows:

Bank Building Corporation

1300 Kings Mountain Road

Martinsville, Virginia 24112

Telephone: (276) 656-1776

(b)	Securities.

The title of the class of equity securities to which this Schedule 14D-9 relates is Bank Building’s common stock, no par value per share, of which there were 398,244 Shares outstanding as of December 31, 2007.

Item 2.	Identity and Background of Filing Person

(a)	Name and Address.

Bank Building is the person filing this Schedule 14D-9. Bank Building’s name, address and business telephone number are set forth in Item 1 above, which information is incorporated herein by reference.

(b)	Tender Offer.

This Schedule 14D-9 relates to the tender offer by the Offerors pursuant to which the Offerors have offered to purchase, subject to certain terms and conditions, up to 67,649 of Bank Building’s outstanding Shares at a cash purchase price of $15.00 per Share, less the amount of any dividends declared or made with respect to the Shares between January 22, 2008 and February 28, 2008, or such other date to which the Offer is extended. The Offer is on the terms and subject to the conditions described in the Tender Offer Statement on Schedule TO filed by the Offerors with the Securities and Exchange Commission (the “SEC”) on January 22, 2008 (together with the exhibits thereto, the “Schedule TO”). Unless the Offer is extended, it will expire on February 28, 2008.

According to the Schedule TO, the names of the Offerors are MacKenzie Patterson Fuller, LP, MPF-NY 2007, LLC, MPF Badger Acquisition Co. LLC, MPF Flagship Fund 11, LLC, MPF DeWaay Fund 4, LLC, MPF Senior Note Program II, LP and MPF Special Fund 8, LLC and their business address is c/o MacKenzie Patterson Fuller, LP, 1640 School Street, Moraga, California, 94556 and their telephone number is (925) 631-9100.

Item 3.	Past Contacts, Transactions, Negotiations and Agreements

On January 8, 2008, Bank Building announced that it had entered into an agreement and plan of merger (the “Merger Agreement”) with Carter Bank & Trust (“Carter Bank”) pursuant to which Bank Building will be merged with and into Carter Bank with Carter Bank as the surviving corporation (the “Merger”). The Merger Agreement is filed as Exhibit (e)(2) to this Schedule 14D-9 and incorporated herein by reference. A more detailed summary of the Merger Agreement is included in Item 7 below and is incorporated herein by reference.

Bank Building’s executive officers do not have interests in the Merger in addition to their interests as stockholders of Bank Building and as stockholders of Carter Bank. The executive officers of Bank Building do not have and do not participate in employment agreements, noncompete agreements, stock option plans, warrants or other equity based compensation arrangements or plans with Bank Building. The executive officers of Bank Building receive no salary or benefits from Bank Building. All five members of Bank Building’s board of directors are also members of the board of directors of Carter Bank. Worth Harris Carter, Jr., the Chairman of the Board and President of Bank Building, is also the Chairman of the Board and President of Carter Bank.

Bank Building has no paid officers, directors or employees, and everyone currently serving as an executive officer or director of Bank Building also serves as an officer or director of Carter Bank. As a result of the Merger, the officers, directors and employees of Carter Bank will remain unchanged and the executive officers and directors of Bank Building will no longer serve in such capacity. Bank Building has no employee benefit plans. All of Bank Building’s accounting, record keeping and other operational needs currently are provided by a subsidiary of Carter Bank on a fee for services basis.

The principal business activity of Bank Building is to acquire and develop property for lease as bank offices to Carter Bank. At September 30, 2007, December 31, 2006 and 2005, Bank Building had outstanding mortgage loans with Carter Bank totaling $28.0 million, $28.8 million and $29.8 million, respectively. Bank Building is directly obligated on these loans. Principal payments on these loans were $871,259 for the nine months ended September 30, 2007 and $968,464 for 2006 and $985,132 for 2005. The loan transactions between Carter Bank and Bank Building were made on terms substantially the same as those prevailing at the time for comparable loans with other persons and did not involve more than normal risk of collectability or present other unfavorable features.

Bank Building leases 46 branches to Carter Bank. Aggregate rental expense under these leases was $2.0 million for the nine months ended September 30, 2007 and $2.6 million in 2006. Future minimum lease payments to Bank Building and from Carter Bank will be approximately $3.7 million per year through 2010 and thereafter totaling $18.2 million (this figure may vary based on changing interest rates).

In the ordinary course of business, Carter Bank’s and Bank Building’s respective directors and executive officers and their related interests were customers of, and had transactions with, Carter Bank. Loan transactions with directors and officers, principal security holders and associates were made on substantially the same terms as those prevailing at the time for comparable loans to other persons and did not involve more than normal risk of collectability or present other unfavorable features. These extensions of credit equaled $14.9 million, or 5% of the equity capital of Carter Bank as of December 31, 2006, and $13.0 million, or 4.5% of the equity capital of Carter Bank as of September 30, 2007.

Troutman Sanders LLP (“Troutman Sanders) serves as regular outside counsel to both Bank Building and Carter Bank. Troutman Sanders advised Bank Building in connection with a tender offer by MacKenzie Patterson Fuller, LP and certain of the other Offerors (“MacKenzie”) that commenced on November 16, 2007 and terminated on December 21, 2008. Troutman Sanders served as outside legal advisor to Carter Bank in connection with the Merger and the negotiation of the Merger Agreement.

Davenport Company LLC (“Davenport”) has acted as financial advisor to Carter Bank in the past, including serving as financial advisor in connection with the merger by Carter Bank with 10 banking institutions on December 29, 2006.

To the knowledge of Bank Building, as of the date of this Schedule 14D-9, there are no material agreements, arrangements or understandings or any actual or potential conflicts of interest between Bank Building or its affiliates and (i) the Offerors and their executive officers, directors or affiliates or (ii) the executive officers, directors or affiliates of Bank Building, except for (a) the potential acquisition of Bank Building by Carter Bank (discussed in more detail in Item 7 below), (b) payments between Carter Bank and Bank Building described above, (c) agreements, arrangements or understandings and actual or potential conflicts of interest discussed in the sections entitled “Security Ownership of Certain Beneficial Owners and Management,” “Executive Compensation,” “Director Compensation,” and “Certain Relationships and Related Transactions” in Bank Building’s Definitive Proxy Statement on Schedule 14A dated November 15, 2007, and filed with the SEC on November 16, 2007, and incorporated herein by reference, and (d) the security ownership of the directors and executive officers of Bank Building included in Annex A attached hereto and incorporated herein by reference. Bank Building’s Definitive Proxy Statement on Schedule 14A was previously delivered to all stockholders and is available for free on the SEC’s Web site at www.sec.gov.

Item 4.	The Solicitation or Recommendation

(a)	Solicitation or Recommendation.

The board of directors of Bank Building, together with Young, Haskins, Mann, Gregory, McGarry & Wall, P.C., its outside legal advisor (“Young Haskins”), and Davenport, its outside financial advisor, thoroughly evaluated and assessed the terms of the Offer and has unanimously determined that the Offer is not in the best interests of the stockholders of Bank Building.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BANK BUILDING’S STOCKHOLDERS REJECT THE OFFER AND NOT TENDER SHARES FOR PURCHASE PURSUANT TO THE OFFER. THE EXECUTIVE OFFICERS AND DIRECTORS OF BANK BUILDING DO NOT INTEND TO TENDER THEIR SHARES IN THE OFFER.

(b)	Background.

Bank Building and Carter Bank have a common heritage involving overlapping board memberships, management, and operations, as well as other similar characteristics and joint activities. Bank Building was formed by a spin off from several of the individual banks that merged to become Carter Bank. Since the inception of Bank Building, Bank Building has shared common senior management, operations and has had an overlapping board of directors with Carter Bank. Included in this overlap, Worth Harris Carter, Jr. has served since the inception of Bank Building and Carter Bank as the Chairman of the Board and President of both companies.

The original purposes behind Bank Building was to acquire and develop property for lease as bank offices to several of the individual banks that merged to become Carter Bank.

On November 16, 2007, MacKenzie delivered a letter to Bank Building, published a tombstone advertisement in the Investor’s Business Daily and filed its tender offer documents under cover of Schedule TO with the SEC announcing the commencement of a tender offer (the “Initial Tender Offer”). After receipt of MacKenzie’s letter on November 16, 2007, Bank Building retained Troutman Sanders, its regular outside counsel, to provide legal advice with respect to the Initial Tender Offer.

On November 20, 2007, Bank Building retained Davenport to act as its financial advisor with respect to the Initial Tender Offer and in connection with any potential strategic transactions. Bank Building selected Davenport as its financial advisor because it is a recognized investment banking firm with substantial experience in transactions similar to the Initial Tender Offer and with banks and banking properties and because of its prior familiarity with Bank Building.

Between November 20, 2007 and January 7, 2008, representatives of Davenport met with Mr. Carter and other members of senior management of Bank Building numerous times by telephone to discuss background information regarding Bank Building and its properties, assets, operations and financial condition.

The board of directors of Bank Building met in Martinsville, Virginia on November 21, 2007 with one director participating telephonically. Also present at the meeting were representatives of senior management of Bank Building. Representatives of Troutman Sanders and Davenport participated telephonically. The board held preliminary discussions regarding the Initial Tender

Offer and received an overview of the applicable legal and fiduciary principles from its legal counsel and advisors. The board discussed with management and its advisors the financial, legal and other considerations arising out of MacKenzie’s proposal but determined that it needed to gather additional information in order to fully complete its analysis and to formulate a proper response. The board scheduled its next meeting to be held on November 27, 2007.

On November 27, 2007, the board of directors of Bank Building met in Martinsville to further consider the Initial Tender Offer. Also present at the meeting were representatives of senior management of Bank Building, Troutman Sanders and Davenport. At the meeting, management briefly reviewed with the board the history of Bank Building. Representatives of Troutman Sanders reviewed with members of the board their fiduciary duties under Virginia law in considering and acting on the proposed Initial Tender Offer and possible strategic alternatives. Representatives of Davenport reviewed in detail the terms and conditions of the Initial Tender Offer, their preliminary financial analysis regarding the underlying value of Bank Building’s assets and certain strategic alternatives to the Initial Tender Offer. The board carefully considered Bank Building’s business, financial condition, prospects, the terms and conditions of the Initial Tender Offer and other matters, including discussions with and presentations by management and its financial and legal advisors. Among these matters were discussions of a potential acquisition of Bank Building by Carter Bank which would provide Bank Building’s stockholders significantly more value per share than the Initial Tender Offer. After extensive deliberation and consideration of alternatives, the board unanimously determined that the Initial Tender Offer was not in the best interest of Bank Building’s stockholders and unanimously decided to recommend rejection of the Initial Tender Offer. The board authorized Davenport and representatives of senior management to initiate discussions with Carter Bank regarding a potential transaction. Because Troutman Sanders also serves as regular outside counsel to Carter Bank, the board of directors of Bank Building authorized senior management to engage Young Haskins to provide legal representation with respect to merger negotiations between itself and Carter Bank.

On November 28, 2007, Bank Building retained Young Haskins as special outside legal counsel.

On November 28, 2007, the board of directors of Carter Bank met and considered the proposal from Bank Building regarding a potential acquisition of Bank Building by Carter Bank. Also present at the meeting were representatives of Davenport, Troutman Sanders and Young Haskins. The board of directors of Carter Bank created a special committee (the “Special Committee”) comprised of all 21 disinterested members of the board of directors of Carter Bank (excluding the five members who are also members of the board of directors of Bank Building). The Special Committee held a meeting immediately following the Carter Bank board meeting and authorized senior management of Carter Bank to pursue a potential acquisition of Bank Building.

The Special Committee authorized senior management to retain Troutman Sanders, its regular outside counsel, to provide legal representation with respect to merger negotiations between itself and Bank Building, and Troutman Sanders was retained.

Effective November 28, 2007, Bank Building and Carter Bank executed a mutual non-disclosure agreement.

On November 30, 2007, Bank Building filed its response to the Initial Tender Offer on Schedule 14D-9 with the SEC recommending that stockholders of Bank Building not tender their shares in connection with MacKenzie’s offer. On the same day, Bank Building and Carter Bank issued a joint press release announcing preliminary discussions regarding a potential acquisition of Bank Building by Carter Bank.

On December 17, 2007, Troutman Sanders distributed an initial draft of the Merger Agreement to Bank Building and its outside advisors. Between December 18, 2007 and January 7, 2008, Carter Bank and its legal and financial advisors and Bank Building and its legal and financial advisors negotiated the Merger Agreement.

On December 18, 2007, Carter Bank retained Boxwood Partners, LLC (“Boxwood”) to act as its financial advisor with respect to the proposed Merger. Carter Bank selected Boxwood as its financial advisor because it is a recognized boutique mergers and acquisition advisory investment banking firm with experience in transactions similar to the merger and with companies similar in size to Bank Building.

Between December 18, 2007 and January 3, 2008, representatives of Boxwood conducted numerous telephonic meetings with representatives of senior management of Carter Bank to understand the background of the potential transaction and to assemble relevant information needed to perform its analysis. On December 27, 2007, Boxwood met in Martinsville with Mr. Carter and other representatives of senior management of Carter Bank to perform additional due diligence, obtain information and review Boxwood’s progress through that date. During this time, representatives of Boxwood and representatives of Davenport also had several telephonic meetings to discuss valuations and the financial terms of the Merger.

On January 2, 2008, MacKenzie filed Amendment No. 1 to its Schedule TO announcing that the Initial Tender Offer had expired and that MacKenzie had received and accepted for payment 11,482 validly tendered Bank Building Shares representing approximately 2.9% of the issued and outstanding Shares.

The Special Committee met on January 4, 2008 in Martinsville, Virginia to consider a proposed Merger Agreement between Carter Bank and Bank Building. Also present at the meeting were representatives of senior management of Carter Bank, Troutman Sanders and Boxwood. Also present but not participating were representatives of Davenport and Young Haskins. At the meeting, senior management of Carter Bank briefly reviewed with the Special Committee the history of Bank Building. Representatives of Troutman Sanders reviewed with members of the Special Committee their fiduciary duties under Virginia law in considering and acting on the proposed Merger. Representatives of Boxwood reviewed in general the terms and conditions of the Merger Agreement, and presented their financial analysis regarding the underlying value of Bank Building’s assets and the potential effects of the Merger on Carter Bank. The board carefully considered Bank Building’s business, financial condition, prospects, the terms and conditions of the Merger and other matters, including discussions with and presentations by management and its financial and legal advisors. After deliberation and consideration, the Special Committee determined that the Merger Agreement was in the best interest of Carter Bank’s stockholders and the 18 members of the Special Committee present at the meeting unanimously approved the Merger. Following the vote of the Special Committee, the board of directors of Carter Bank met and approved the Merger with the five members who were also members of the board of directors of Bank Building abstaining.

The board of directors of Bank Building also met in Martinsville, Virginia on January 4, 2008 to consider the Merger Agreement. Also present at the meeting were representatives of senior management of Bank Building, Young Haskins and Davenport. Also present but not participating were representatives of Troutman Sanders and Boxwood. At the meeting, senior management briefly reviewed with the board the history of Bank Building. Representatives of Young Haskins reviewed with members of the board their fiduciary duties under Virginia law in considering and acting on the proposed Merger. Representatives of Davenport reviewed in detail the terms and conditions of the Merger, their financial analysis regarding the underlying value of Bank Building’s assets and provided a written fairness opinion. The board carefully considered Bank Building’s business, financial condition, prospects, the terms and conditions of the Merger Agreement, the fairness opinion provided by Davenport and other matters, including discussions with and presentations by management and its financial and legal advisors. After deliberation and consideration of alternatives, the board decided to meet again on January 8, 2008 to consider the Merger.

On January 8, 2008, the board of directors of Bank Building met telephonically to consider the Merger. Also present were representatives of senior management of Bank Building, Davenport and Young Haskins. Davenport confirmed its opinion given on January 4, 2008 and delivered an updated written fairness opinion. Representatives of Young Haskins advised the board of directors with respect to the Merger Agreement. After deliberations and consideration, the board of directors of Bank Building unanimously approved the Merger Agreement. The board unanimously decided to submit the Merger Agreement to the stockholders of Bank Building and recommend the stockholders vote to approve the Merger.

On January 8, 2008, Bank Building and Carter Bank executed the Merger Agreement and issued a joint press release announcing the Merger. Also on January 8, 2008, Bank Building sent a letter to its stockholders regarding the proposed Merger.

On January 14, 2008, Bank Building and Carter Bank engaged Integra Realty Resources, Inc. (“Integra”) to conduct appraisals of the 46 bank branch building real estate assets of Bank Building. The parties engaged Integra because it is familiar with Bank Building and its real estate assets, it is the largest property valuation and counseling firm in the United States and it has experience in appraising properties similar to the real property assets of Bank Building.

On January 17, 2008, Bank Building filed its preliminary proxy statement with the SEC.

On January 22, 2008, the Offerors published a tombstone advertisement in the Investor’s Business Daily and filed its tender offer documents under cover of Schedule TO with the SEC with respect to the Offer.

On January 23, 2008, members of senior management of Bank Building discussed the terms of the Offer with Young Haskins, its outside legal advisor. Bank Building requested that Davenport prepare an analysis of the terms of the Offer as compared to the terms of the Merger. Members of senior management of Carter Bank and Bank Building also met telephonically with representatives of Troutman Sanders, legal advisor to Carter Bank, and Young Haskins to discuss Bank Building’s obligations under the Merger Agreement with respect to the Offer.

On January 24, 2008, the board of directors of Bank Building met in Martinsville, Virginia. Also present at the meeting were representatives of senior management of Bank Building and Young Haskins. Representatives of Davenport participated telephonically. Representatives of Young Haskins summarized for the board its fiduciary duties under Virginia law and Bank Building’s legal obligations under the Merger Agreement. Representatives of Davenport reviewed the terms of the Offer as compared to the terms of the Merger. After careful consideration, the board unanimously determined that the terms of the Merger were superior to the terms of the Offer and unanimously decided to recommend rejection of the Offer.

(c)	Reasons for the Recommendation.

In reaching the conclusions and in making the recommendation described above, the board of directors (1) consulted with Bank Building’s management, as well as Davenport, Bank Building’s financial advisor, and Young Haskins, Bank Building’s legal counsel; (2) reviewed the terms and conditions of the Offer; and (3) considered the terms of the Merger and Bank Building’s legal obligations under the Merger Agreement.

The board of directors considered several factors in making its recommendation, including, without limitation, the following:

•

Bank Building entered into a legally binding Merger Agreement with Carter Bank that prohibits Bank Building from pursuing an alternative transaction such as the Offer unless the terms of such transaction are “superior” to the terms of the Merger;

•	the board of directors engaged in extensive discussions with Davenport, Bank Building’s financial advisor, regarding the terms of the Offer as compared to the terms of the Merger;

•	the board of directors determined in good faith that the Offer is not “superior” to the Merger based on the advice of Davenport and Young Haskins;

•	the board of directors believes that the Offer is financially inadequate and does not fully reflect the intrinsic value of Bank Building for the following reasons, without limitation:

•

on January 24, 2008, Davenport provided advice to the board of directors that the Offer Price of $15.00 per Share is inadequate from a financial perspective to the stockholders of Bank Building, especially in light of the Merger;

•	any valuation of the Shares within the value ranges provided by Davenport would be substantially greater than the Offer Price of $15.00 per Share;

•

the Offerors’ are offering to purchase the Shares at a price of $15.00 per Share when the Offerors’ own analysis produced an estimated liquidation value of Bank Building of $20.18 per Share, or higher; and

•	the Offerors have stated that the Offer Price represents the lowest price that might be acceptable to stockholders consistent with Offerors’ objectives;

•	the final consideration for the Merger will be based on independent appraisals of the fair market value of the real estate assets of Bank Building;

•

the minimum exchange ratio for the Merger is set at 2.255 shares of Carter Bank common stock, $1.00 par value per share (“Carter Bank Stock”), for each Bank Building Share, which results Bank Building stockholders receiving value of $20.86 for each Bank Building Share exchanged in the Merger, based on a value of $9.25 per share of Carter Bank Stock; and

•

the board of directors believes that, given the timing of the Offer and the Offer Price, the Offer represents an opportunistic attempt to deprive tendering stockholders of the potential opportunity to realize the full value of their investment in Bank Building.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive but addresses all of the material information and factors considered by the board of directors in its consideration of the Offer. In view of the variety of factors and the amount of information considered, the board of directors did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that stockholders reject the Offer. Such determination was made after consideration of all the factors taken as a whole. In addition, individual members of the board of directors may have given differing weights to different factors. Throughout its deliberations, the board of directors received the advice of Davenport and Young Haskins, who were retained to advise the board of directors in connection with the Offer.

In light of the reasons considered above, the board of directors has unanimously determined that the Offer is not in the best interests of Bank Building’s stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS REJECT THE OFFER AND NOT TENDER THEIR SHARES TO THE OFFERORS FOR PURCHASE PURSUANT TO THE OFFER. THE EXECUTIVE OFFICERS AND DIRECTORS OF BANK BUILDING DO NOT INTEND TO TENDER THEIR SHARES IN THE OFFER.

(d)	Intent to Tender.

To the best knowledge of Bank Building, none of Bank Building’s executive officers, directors, affiliates or subsidiaries currently intends to tender Shares held of record or beneficially by such person for purchase pursuant to the Offer.

Item 5.	Person/Assets Retained, Employed, Compensated or Used

Bank Building and Davenport have entered into an agreement relating to the services provided by Davenport in connection with the Initial Tender Offer, the Merger and any transactions related thereto, including this Offer. Bank Building has agreed to pay Davenport a total a fee of $95,000 in connection with the Merger of which $60,000 has been invoiced and the balance of which is contingent, and payable, upon closing of the Merger. According to the terms of the agreement between Bank Building and Davenport, Davenport invoiced $25,000 upon the signing of the engagement letter with Bank Building and invoiced an additional $35,000 upon issuance of its fairness opinion in connection with the Merger. Bank Building has also agreed to reimburse Davenport for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Davenport and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

The terms of the fee arrangement with Davenport, which Davenport and Bank Building believe are customary in transactions of this nature, were negotiated at arm’s length between Bank Building and Davenport, and Bank Building’s board was aware of such arrangement. In the past two years, Davenport has had no material relationship with Bank Building unrelated to the Merger. However, in the past two years, Davenport has provided financial advisory services to the predecessors of Carter Bank that were unrelated to the Merger, and for which Davenport received compensation.

On January 14, 2008, Bank Building and Carter Bank engaged Integra Realty Resources, Inc. (“Integra”) to conduct appraisals of the 46 bank branch building real estate assets of Bank Building. The representatives of Integra responsible for conducting the appraisals are members of the Appraisal Institute and experienced in appraising real estate assets owned or leased as bank branches. The parties engaged another real estate appraiser to conduct appraisals of the four commercial properties owned by Bank Building as well as the four unimproved lots adjacent to four of the bank branches.

Except as set forth above, neither Bank Building nor any person acting on its behalf has employed retained or agreed to compensate any person to make solicitations or recommendations to stockholders of Bank Building concerning the Offer or any other transaction.

Item 6.	Interest in Securities of the Subject Company

To Bank Building’s knowledge, the most recent transaction involving Bank Building common stock is the purchase by MacKenzie of 11,482 shares of Bank Building common stock for $5.00 per share pursuant to the Initial Tender Offer. No other transaction with respect to Bank Building Shares has been effected during the last 60 days by Bank Building or, to Bank Building’s best knowledge, by any other executive officer, director, affiliate or subsidiary.

Item 7.	Purposes of the Transaction and Plans or Proposals

For the reasons discussed in Item 4 above, the board of directors unanimously determined that the Offer is inadequate and not in the best interests of Bank Building and its stockholders.

On January 8, 2008, Bank Building and Carter Bank executed the Merger Agreement. The Merger Agreement provides for the Merger of Bank Building with and into Carter Bank upon the terms, and subject to the conditions, of the Merger Agreement. Carter Bank will be the surviving corporation. The separate corporate existence of Bank Building will terminate as of the effective time of the Merger. Bank Building expects to complete the Merger as promptly as practicable after its stockholders approve the Merger Agreement. The Merger Agreement requires the approval of two-thirds of the issued and outstanding Shares at a special meeting of Bank Building’s stockholders held for that purpose.

The Merger Agreement provides that the parties will conduct an appraisal of the real property assets of Bank Building within 45 days of the date of the Merger Agreement. The “Appraised Value” is defined to mean 97% of the aggregate of the appraisals of the real property of Bank Building. In connection with the Merger, each issued and outstanding Share shall be converted into and become that number of shares of Carter Bank Stock equal to the greater of (i) 2.255 or (ii) the number that is derived by taking the Appraised Value plus the assets of Bank Building other than real estate less the total liabilities of Bank Building less two-thirds of the Deferred Tax Amount and dividing the resulting number by 398,244 and then dividing the per share result by $9.25. The “Deferred Tax Amount” is defined to mean 35% of the amount that the Appraised Value exceeds Bank Building’s current tax basis in its real property.

Each Share issued and outstanding immediately prior to the effective time that is held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal for such shares in writing in accordance with Section 13.1-730 of the Virginia Stock Corporation Act (“VSCA”) will not be converted into or represent the right to receive the Merger consideration. Such Shares will instead be cancelled and will represent only the right to receive payment of the appraised value of such Shares held by them in accordance with the VSCA, except that all Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Shares under the VSCA will thereupon be deemed to have been converted into and to have become exchangeable, as of the effective time, for the right to receive the Merger consideration.

The Merger Agreement contains customary representations, warranties and covenants from each of Bank Building and Carter Bank.

The parties’ obligations to complete the Merger are subject to the following conditions:

•	the approval of the Merger by the requisite stockholder vote of Bank Building at the special meeting of stockholders;

•	receipt of an opinion from Troutman Sanders that the Merger qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code; and

•

no law, rule or regulation or judgment, injunction, ruling, order or decree of a court of competent jurisdiction or any governmental entity having been issued preventing the consummation of the Merger.

Carter Bank’s obligation to complete the Merger is subject to the following additional conditions:

•

Bank Building’s representations and warranties contained in the Merger Agreement must be true and correct (i) in all respects at and as of the effective time (as to representations and warranties qualified or limited by the term “material adverse effect” (as such term is defined below), the word “material” and phrases of like import) and (ii) in all material respects at and as of the effective time (as to representations and warranties not qualified or limited by the term “material adverse effect,” the word “material” and phrases of like import);

•	Bank Building will have performed in all material respects all obligations and covenants that it is required to perform under the Merger Agreement;

•	Bank Building will not have suffered a material adverse effect since January 8, 2008 that continues to exist on the closing date;

•	Bank Building will have delivered a certificate of its chief executive officer and chief financial officer certifying the fulfillment of the foregoing conditions;

•	no governmental authority shall have instituted an action or proceeding that remains pending seeking to enjoin, restrain, prevent or prohibit consummation of the Merger; and

•

all proceedings to be taken by Bank Building in connection with the Merger Agreement, and all documents incident thereto, will be reasonably satisfactory in form and substance to Carter Bank and its counsel.

Many of the representations and warranties in the merger agreement and Carter Bank’s obligations to complete the merger are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on Bank Building, which is defined as any effect or change that would be (or could reasonably be expected to be) materially adverse to Bank Building or its subsidiaries’ business, assets, condition (financial or otherwise), operating results, operations or business prospects. The definition of “material adverse effect” does not include any adverse change, event, development or effect arising from or relating to:

•	general business or economic conditions;

•

national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States;

•	financial, banking or securities markets;

•	changes in generally accepted accounting principles;

•	changes in any federal, state, foreign, supranational, provincial, local or other laws or binding directives issued by any governmental entity; and

•

the taking of any action contemplated by the Merger Agreement and the other agreements contemplated thereby, other than to the extent that any adverse change, event, development, or effect referred to in each of the clauses above has had or would reasonably be expected to have a disproportionately adverse effect on Bank Building and its subsidiaries as generally compared to other participants in the industries in which Bank Building and its subsidiaries conduct business.

Bank Building’s obligation to complete the Merger is subject to the following additional conditions:

•

the representations and warranties of Carter Bank contained in the Merger Agreement must be true and correct (i) in all respects at and as of the effective time (as to representations and warranties qualified or limited by the term “material adverse effect,” the word “material” and phrases of like import) and (ii) in all material respects at and as of the effective time (as to representations and warranties not qualified or limited by the term “material adverse effect,” the word “material” and phrases of like import);

•	Carter Bank will have performed in all material respects all obligations and covenants that it is required to perform under the Merger Agreement; and

•	Carter Bank will have delivered a certificate of its chief executive officer and chief financial officer certifying the fulfillment of the foregoing conditions.

Bank Building has agreed, before the Merger becoming effective, to certain limitations on its ability to take action with respect to other acquisition proposals. Notwithstanding these limitations, Bank Building may respond to certain superior proposals. Under the Merger Agreement:

•	the term “takeover proposal” means any inquiry, proposal or offer from any person (other than Carter Bank and its subsidiaries) relating to:

•

any acquisition of the assets of Bank Building and its subsidiaries (including securities of its subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of Bank Building’s consolidated assets or to which 20% or more of its revenues or earnings on a consolidated basis are attributable;

•	any acquisition of 20% or more of Bank Building’s outstanding Shares;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of Bank Building’s outstanding Shares; or

•	any Merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Bank Building.

•

the term “superior proposal” means a proposal or offer to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of Bank Building’s issued and outstanding Shares, or substantially all of Bank Building’s and its subsidiaries’ assets on a consolidated basis, made by a third party, and which is otherwise on terms and conditions that Bank Building’s board of directors determines in its good faith and reasonable judgment (after consultation with a recognized financial advisor with expertise in bank and banking property transactions and in light of all relevant circumstances, including all the terms and conditions of such proposal and the Merger Agreement) to be more favorable to its stockholders than the Merger.

Bank Building has agreed:

•

not to, and not to authorize or permit its subsidiaries, any of Bank Building’s or its subsidiary’s respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by Bank Building or its subsidiaries in connection with the Merger to, directly or indirectly through another person:

•	solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to a takeover proposal; or

•

other than solely informing persons of the non-solicitation provisions of the Merger Agreement, participate in any discussions or negotiations regarding any takeover proposal, or furnish to any person any information in connection with, or in furtherance of, any takeover proposal;

•

to immediately cease, and to cause its subsidiaries and instruct its representatives to immediately cease, and cause to be terminated all existing discussions or negotiations with any person previously conducted with respect to any takeover proposal.

However, at any time before Bank Building’s stockholders have voted on the approval of the Merger at the special meeting, in response to an unsolicited bona fide written takeover proposal made after the date of the Merger Agreement that Bank Building’s board of directors determines in good faith (after consultation with outside legal counsel) constitutes or is reasonably likely to result in a superior proposal, Bank Building may, if its board of directors determines in good faith that there is a reasonable probability that failure to take such action would be inconsistent with its fiduciary duties to Bank Building’s stockholders under applicable law, and after giving Carter Bank prompt written notice of such determination:

•

furnish information with respect to Bank Building and its subsidiaries to the person making such takeover proposal pursuant to a confidentiality agreement not less restrictive on such person than the mutual non-disclosure agreement between Carter Bank and Bank Building, provided that all such information is provided or made available to Carter Bank; and

•	participate in discussions or negotiations with the person making such takeover proposal regarding such takeover proposal.

Subject to certain exceptions described below, the Merger Agreement provides that Bank Building’s board of directors will not withdraw or modify, in a manner adverse to Carter Bank, the recommendation by the board of directors that Bank Building’s stockholders approve the Merger Agreement or publicly recommend to its stockholders a takeover proposal.

Notwithstanding the foregoing, at any time prior to obtaining Bank Building’s stockholders’ approval of the Merger, in response to a superior proposal, Bank Building’s board of directors may, if it determines in good faith (after consultation with outside legal counsel) that there is a reasonable probability that failure to take such action would be inconsistent with its fiduciary duties to its stockholders under applicable law, withdraw or modify its recommendation to approve the Merger Agreement, recommend such superior proposal and/or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause it to enter into any acquisition agreement with respect to any superior proposal), but only after the third business day following Carter Bank’s receipt of written notice from Bank Building containing a description of the material terms of such superior proposal, and provided that Bank Building’s board of directors continues to believe, following such third business day that such takeover proposal still constitutes a superior proposal after taking into account any changes to the terms of the Merger Agreement proposed by Carter Bank in response to the notice.

Bank Building and Carter Bank may terminate the Merger Agreement under certain circumstances, including:

•	by mutual consent of Carter Bank and Bank Building;

•	by either Carter Bank or Bank Building if:

•	the Merger shall not have been consummated on or prior to June 30, 2008 (the “walk-away date”); or

•	the requisite vote on the Merger proposal is not obtained at a duly held special meeting or at any adjournment or postponement thereof;

•	by Bank Building if:

•

Carter Bank shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement that is a condition to consummation of the Merger and such breach is not cured within a specified time period or cannot be cured; or

•	Bank Building’s board of directors withdraws, modifies or changes its recommendation that its stockholders approve the Merger Agreement in a manner adverse to Carter Bank and its stockholders;

•	by Carter Bank if:

•

Bank Building shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement that is a condition to consummation of the Merger and such breach is not cured within a specified time period or cannot be cured;

•

Bank Building’s board of directors withdraws, modifies or changes its recommendation that its stockholders approve the Merger Agreement in a manner adverse to Carter Bank and its stockholders, unless such withdrawal, modification or change is as a result of a breach by Carter Bank that would entitle Bank Building to terminate the Merger Agreement or as a result of a material adverse effect on Carter Bank; or

•	the appraised value of Bank Building’s real estate assets is less than 97% of the tax assessed value of such assets as of December 31, 2007.

Bank Building must pay Carter Bank a termination fee of $500,000 if:

•

Prior to consummation of the Merger, Bank Building exercises its “fiduciary out” and terminates the Merger Agreement to enter into a definitive agreement with a third party with respect to a superior proposal;

•

Carter Bank terminates the Merger Agreement prior to consummation of the Merger due to Bank Building’s board of directors changing its recommendation of the Merger in a manner adverse to Carter Bank, unless such change is as a result of a breach by Carter Bank, and an agreement is entered into with respect to a takeover proposal within six months of such termination; or

•

Prior to consummation of the Merger, (i) the Merger Agreement is terminated (A) by Carter Bank due to a failure of the conditions to closing to be satisfied as a result of a breach or failure to perform by Bank Building of its representations, warranties, covenants or agreements, or (B) by either Bank Building or Carter Bank due to the walk-away date having occurred without the Merger being consummated, (ii) at the time of the event triggering the termination right a takeover proposal has been publicly announced and not withdrawn or rejected and (iii) within six months of such termination Bank Building enters into a definitive agreement with respect to, or consummates, a takeover proposal.

For these purposes, takeover proposal has the same meaning as in the no-shop provision, except that the threshold is a majority instead of 20%.

Except as set forth above, Bank Building is not currently undertaking or engaged in any negotiations in response to the Offer that relate to: (i) a tender offer or other acquisition of Bank Building’s securities by Bank Building or any other person; (ii) any extraordinary transaction, such as a merger, reorganization or liquidation involving Bank Building; (iii) any purchase, sale or transfer of a material amount of assets of Bank Building; or (iv) any material change in the present dividend rate or policy, or indebtedness or capitalization of Bank Building.

Notwithstanding the foregoing, the board of directors may in the future engage in negotiations in response to the Offer that could have one or more of the effects specified in the preceding paragraph. The board of directors has determined that disclosure with respect to the parties to, and the possible terms of, any transactions or proposals of the type referred to in the preceding paragraph might jeopardize any discussions or negotiations that Bank Building may conduct. Accordingly, the board of directors does not intend to disclose the possible terms of any such transaction or proposals until an agreement in principal relating thereto has been reached or as otherwise may be required by law.

This Schedule 14D-9 is provided in response to the Offer by MacKenzie and does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, Bank Building’s stockholders with respect to the Merger or otherwise. Any such solicitation will be made only pursuant to a separate proxy statement/offering circular complying with the requirements of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. In connection with the Merger, Bank Building filed a preliminary proxy statement/offering circular with the Securities and Exchange Commission (the “SEC”) on January 17, 2008. The definitive proxy statement/offering circular will be mailed to the stockholders of Bank Building seeking their approval of the Merger when it becomes available. In addition, Bank Building may file other relevant documents concerning the Merger with the SEC. Investors and security holders will be able to obtain any such documents filed by Bank Building free of charge at the SEC’s website, http://www.sec.gov.

Stockholders are urged to read the preliminary proxy statement/offering circular, the definitive proxy statement/offering circular and any related materials filed with the SEC in connection with the Merger carefully because these documents contain important information.

The officers and directors of Bank Building may be deemed to be participants in the solicitation of proxies from their security holders in connection with the merger. Additional information regarding the interests of those participants may be obtained by reading Annex A of the enclosed Schedule 14D-9, incorporated herein by reference.

This Schedule 14D-9 shall not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.

Item 8.	Additional Information

(a)	Forward-Looking Statements.

Certain statements contained in this Schedule 14D-9 concerning Bank Building’s expectations, plans, objectives, future financial performance and other statements that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. In some cases, readers can identify the forward-looking statements by the use of words such as “may,” “ will,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative or other variations of these words, or other comparable words or phrases. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on Bank Building’s operations and future prospects include, but are not limited to: completion of the Merger of Bank Building with and into Carter Bank, pursuit of desired business strategies, changes in general economic conditions, changes in interest rates, changes in real estate values, developments in local and national markets, and other matters, which, by their nature, are subject to significant uncertainties. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date this report is filed with the SEC. Bank Building makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this Schedule 14D-9, and Bank Building does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(b)	Virginia Affiliated Transactions Statute.

Article 14 of Chapter 9 of Title 13.1 of the VSCA contains provisions governing Affiliated Transactions. “Affiliated Transactions” include: (i) any merger or share exchange with an interested stockholder; (ii) the transfer to any interested stockholder of corporate assets with a fair market value greater than 5% of the corporation’s consolidated net worth; (iii) the issuance to any interested stockholder of voting shares with a fair market value greater than 5% of the fair market value of all outstanding voting shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by 5% or more the percentage of the corporation’s outstanding voting shares held by any interested stockholder; and (v) any plan or proposal for dissolution of the corporation proposed by or on behalf of any interested stockholder. For purposes of the VSCA, an “Interested Stockholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any stockholder becomes an Interested Stockholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Stockholder. This prohibition is subject to the approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Stockholder, and by a majority (but not less than two) of the Disinterested Directors. A “Disinterested Director” means, with respect to a particular Interested Stockholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Stockholder became an Interested Stockholder or (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Stockholder, or require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the stockholders must receive the highest per share price for their shares as was paid by the Interested Stockholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Stockholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Stockholder whose acquisition of shares making such person an Interested Stockholder was approved by a majority of the corporation’s Disinterested Directors or if the person became an Interested Stockholder on the date that the corporation first had 300 stockholders of record. In addition, after the expiration of three years from the date that a person became an Interested Stockholder, an Affiliated Transaction may be approved by a majority of the corporation’s Disinterested Directors. Based on the foregoing, the board of directors of Bank Building has determined that the Merger Agreement, the Merger and the transactions contemplated thereby are not subject to the Affiliated Transactions statute. The board of directors has not approved the acquisition of Shares by the Offerors. To the extent that the Offerors beneficially own 10% or more of the issued and outstanding Shares pursuant to the Offer or otherwise, then the Offerors would become “Interested Stockholders” under the VSCA and subject to the restrictions on Affiliated Transactions described above.

(c)	Control Share Acquisitions Statute.

The VSCA also contains a “control share acquisitions statute” which provides that shares of a publicly held Virginia corporation that are acquired in a “control share acquisition” generally will have no voting rights unless such rights are conferred on those shares by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation. A control share acquisition is defined, with certain exceptions, as the acquisition of the beneficial ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20% to 33%; (ii) 331/3% to 50%; or (iii) more than 50%, of such votes. Since no person will be acquiring any shares of Bank Building Stock in connection with the Merger, the control share acquisition statute is not applicable to the Merger Agreement, the Merger or the transactions contemplated thereby. To the extent that the Offerors beneficially own 20% or more of the issued and outstanding Shares pursuant to the Offer or otherwise, then the Shares purchased by the Offerors would constitute a “control share acquisition” under the VSCA and would be subject to the voting restrictions for “control share acquisitions” described above.

Item 9.	Materials to Be Filed as Exhibits

Exhibit No.	Document
(a)(1)	Letter to Bank Building Corporation stockholders, dated February 4, 2008*

(e)(1)	Excerpts from Definitive Proxy Statement on Schedule 14A, dated November 15, 2007, filed by Bank Building Corporation with the SEC on November 16, 2007 (incorporated by reference provided in Item 3 hereto).

(e)(2)	Agreement and Plan of Merger by and between Carter Bank & Trust and Bank Building Corporation, dated as of January 8, 2008 (incorporated by reference to Exhibit 2.1 to Bank Building’s current report on Form 8-K filed on January 9, 2008).

(e)(3)	Security Ownership by the Directors and Executive Officers of Bank Building (included as Annex A to this Schedule 14D-9).

*	Included with the Solicitation/Recommendation Statement on Schedule 14D-9 to be mailed to stockholders.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 14D-9 is true, complete and correct.

BANK BUILDING CORPORATION

By:	/s/ Worth Harris Carter, Jr.
Worth Harris Carter, Jr.
Chairman of the Board and President

Dated: February 4, 2008

Annex A

Bank Building Security Ownership of Certain Beneficial Owners and Management of Bank Building

The following table shows as of December 30, 2007, the beneficial ownership of Bank Building’s common stock of each director and executive officer as well as of Bank Building’s directors and executive officers as a group. To Bank Building’s knowledge, Worth Harris Carter, Jr., the Chairman of the Board and President of Bank Building, is Bank Building’s only stockholder beneficially holding more than 5% of Bank Building’s outstanding common stock. As of December 31, 2007, Bank Building’s directors and executive officers, as a group, beneficially owned 51,945 shares (or 13.04%) of Bank Building’s outstanding common stock.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)		Ownership as a Percentage of Common Stock Outstanding
Carter, Worth Harris, Jr.	46,166	(4)	11.59%
Conner, Robert W.	900	(5)	*
Hall, Charles E.	123	(6)	*
Prillaman, Haller G.	3,470		*
Williams, R.E.	1,156		*
Davis, Jane Ann	130	(7)	*
All Directors and Executive Officers as a Group (6 persons)	51,945		13.04%

*	less than 1%
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.
(2)	Includes shares held by affiliated corporations, spouses, minor or dependent children, relatives individual’s home, and shares held as custodian or trustee.
(3)	Unless otherwise indicated, the shares listed in the table represent sole voting and investment power.
(4)	Includes the following shares with respect to which Mr. Carter is deemed to be the beneficial owner: 4,714 shares held by Mr. Carter as custodian for his children and grandchildren, 363 shares held in the Non-Qualified Profit-Sharing Plan of Carter Bank, and 538 shares held by C&C Realty of which Mr. Carter is President and 50% owner.
(5)	Includes 839 shares held jointly with Mr. Conner’s wife.
(6)	Includes 41 shares with respect to which Mr. Hall shares voting and investment power.
(7)	Shares held jointly with Mrs. Davis’ husband.

Bank Building knows of no arrangements, including any pledge by any person of securities of Bank Building, which may at a subsequent date result in a change in control of Bank Building, except as set forth in this proxy statement with respect to the merger.

A-1

Carter Bank Security Ownership of Certain Beneficial Owners and Management of Bank Building

The following table shows as of December 31, 2007, the beneficial ownership of Carter Bank’s common stock of each director and executive officer of Bank Building. To Bank Building’s knowledge, Worth Harris Carter, Jr., Chairman of the Board and President of Bank Building, is Bank Building’s only director or executive officer beneficially holding more than 5% of Carter Bank’s outstanding common stock. As of December 31, 2007, Bank Building’s directors and executive officers, as a group, beneficially owned 3,423,028 (or 13.69%) of Carter Bank’s outstanding common stock.

Name	Amount and Nature of Beneficial Ownership (1)(2)		Ownership as a Percentage of Common Stock Outstanding
Carter, Worth Harris, Jr.	3,070,815	(3)	12.28%
Conner, Robert W.	64,013	(4)	*
Hall, Charles E.	30,179	(5)	*
Prillaman, Haller G.	191,551		*
Williams, R.E.	66,124		*
Davis, Jane Ann	346	(6)	*
All Directors and Executive Officers as a Group (6 persons)	3,423,028		13.69%

*	less than 1%
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he/she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he/she has the right to acquire beneficial ownership of the security within sixty days.
(2)	Unless otherwise indicated, the shares listed in the table represent sole voting and investment power.
(3)	Includes 114,865 shares held by Mr. Carter as executor for his wife’s estate, 452,682 shares held by Mr. Carter as custodian for his children and grandchildren, 47,284 shares held for Mr. Carter’s account in the Nonqualified Profit Sharing Plan of Carter Bank, and 127,462 shares held by C&C Realty, Inc., of which Mr. Carter is president and a 50% owner.
(4)	Includes 59,672 shares held jointly with Mr. Conner’s wife.
(5)	Includes 27,352 shares held jointly with Mr. Hall’s wife.
(6)	Includes 96 shares held as custodian for Mrs. Davis’ children.

A-2

INDEX TO EXHIBITS

Exhibit No.	Document
(a)(1)	Letter to Bank Building Corporation stockholders, dated February 4, 2008*

(e)(1)	Excerpts from Definitive Proxy Statement on Schedule 14A, dated November 15, 2007, filed by Bank Building Corporation with the SEC on November 16, 2007 (incorporated by reference provided in Item 3 hereto).

(e)(2)	Agreement and Plan of Merger by and between Carter Bank & Trust and Bank Building Corporation, dated as of January 8, 2008 (incorporated by reference to Exhibit 2.1 to Bank Building’s current report on Form 8-K filed on January 9, 2008).

(e)(3)	Security Ownership by the Directors and Executive Officers of Bank Building (included as Annex A to this Schedule 14D-9).

*	Included with the Solicitation/Recommendation Statement on Schedule 14D-9 to be mailed to stockholders.

Exhibit (a)(1)

[BANK BUILDING CORPORATION LETTERHEAD]

February 4, 2008

Dear Stockholder:

On January 8, 2008, I sent you a letter with the exciting news that Bank Building Corporation (“Bank Building”) and Carter Bank & Trust (“Carter Bank”) entered into a definitive merger agreement (the “Merger Agreement”) whereby Bank Building will be merged with and into Carter Bank, with Carter Bank being the surviving corporation (the “Merger”).

We are sending you this letter and the accompanying rejection recommendation on Schedule 14D-9 (the “Schedule 14D-9”) as required by the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”). As required by the Merger Agreement, we retained real estate appraisers and currently are obtaining appraisals of Bank Building’s real property. The initial exchange ratio for the Merger was based on the tax assessed values for Bank Building’s real property, and we believe that the actual fair market values of those properties as determined by the appraisers will be higher than the tax assessed values. We expect to have the final results of these appraisals by February 20, 2008. Once the appraisals have been completed, we will inform you of the final exchange ratio for the Merger and mail to you the definitive proxy statement for our stockholders meeting which we anticipate holding in the latter part of March.

On November 30, 2007, as required by the SEC, we sent you a letter along with a Schedule 14D-9 response to a tender offer (the “Initial Tender Offer”) from a group of California-based companies, MacKenzie Patterson Fuller, LP and certain funds it controls (collectively, “MacKenzie”). The Initial Tender Offer was a solicitation to purchase shares of Bank Building common stock for $5.00 per share. As a result of the Initial Tender Offer, MacKenzie purchased 11,482 shares of Bank Building common stock for $5.00 per share. Of these shares, 957 were held by record stockholders and another 10,525 were held by brokers on behalf of the beneficial owners.

Because these stockholders sold their shares at $5.00 per share, they will not have the opportunity to realize the full value of the Merger. The Merger Agreement provides that the Bank Building stockholders will receive value of no less than $20.86 per share, based on a minimum exchange ratio of 2.255 shares of Carter Bank common stock for each share of Bank Building common stock and a value of $9.25 per share of Carter Bank common stock. If the Merger is approved by the stockholders of Bank Building, and is completed, the stockholders who tendered to MacKenzie in the Initial Tender Offer would have received a total value of $239,500 for their shares rather than the $57,410 they actually received from MacKenzie.

On January 22, 2008, MacKenzie filed another tender offer to purchase shares of Bank Building common stock at $15.00 per share (the “Offer”). MacKenzie’s Offer continues to remain well below the Merger consideration value of at least $20.86 per share of Bank Building common stock as described above. Furthermore, this exchange ratio is the minimum number of Carter Bank shares Bank Building stockholders can expect to receive in the Merger. We expect the final exchange ratio to be higher and to provide even greater value to Bank Building stockholders. Of course, there can be no guarantee that the Merger consideration will increase or that the Merger will be completed.

Any stockholder who tenders their shares to MacKenzie for $15.00 per share will miss any opportunity to receive the additional value provided by the Merger consideration described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU REJECT MACKENZIE’S OFFER AND NOT TENDER YOUR SHARES.

The enclosed document is a copy of Bank Building’s recommendation to REJECT the Offer on Schedule 14D-9, which we filed with the Securities and Exchange Commission in response to MacKenzie’s Offer. The Schedule 14D-9 provides additional information for you and includes a more detailed description of our reasoning and recommendation against the Offer. Please take the time to read it before making your decision.

Should you have any questions about this Offer or other matters, please contact me at (276) 656-1776.

Sincerely,

Worth Harris Carter, Jr.
Chairman of the Board and President

Disclosures

This letter and enclosed Schedule 14D-9 are provided in response to the Offer by MacKenzie and do not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, Bank Building’s stockholders with respect to the Merger or otherwise. Any such solicitation will be made only pursuant to a separate proxy statement/offering circular complying with the requirements of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. In connection with the Merger, Bank Building filed a preliminary proxy statement/offering circular with the Securities and Exchange Commission (the “SEC”) on January 17, 2008. The definitive proxy statement/offering circular will be mailed to the stockholders of Bank Building seeking their approval of the Merger when it becomes available. In addition, Bank Building may file other relevant documents concerning the Merger with the SEC. Investors and security holders will be able to obtain any such documents filed by Bank Building free of charge at the SEC’s website, http://www.sec.gov.

Stockholders are urged to read the preliminary proxy statement/offering circular, the definitive proxy statement/offering circular and any related materials filed with the SEC in connection with the Merger carefully because these documents contain important information.

The officers and directors of Bank Building may be deemed to be participants in the solicitation of proxies from their security holders in connection with the merger. Additional information regarding the interests of those participants may be obtained by reading Annex A of the enclosed Schedule 14D-9, incorporated herein by reference.

This letter and enclosed Schedule 14D-9 shall not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.